[ATTORNEY'S LETTER HEAD]

April 28, 2005

Adhia Funds, Inc.
1408 N. Westshore Boulevard, Suite 611
Tampa, FL 33607

Ladies and Gentlemen:

     We have acted as counsel to the Adhia Funds, a Maryland corporation (the "Company"), in connection with Post-Effective Amendments to the Company's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendments") relating to the issuance of an indefinited amount of the Company's Common Stock, $0.0001 par value shares of the beneficial interest (the "Shares") in the manner set forth in the Registration Statement to which reference is made.

     In this connection we have examined: (a) the Registration Statement on Form N-1A; (b) the Company's Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion.

     This opinion is limited to the federal law of the United States of America and the corporate law of the State of Maryland. We are not licensed to practice law in the State of Maryland, and we have based our opinion solely on our review of the corporate statutes and case law interpreting such statutes. We have not undertaken a review of other Maryland law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than the United States of America and the corporate law of the State of Maryland as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash as the per-share public offering price on the date of their issuance in accordance with statements in the Company's Prospectus included in the Post-Effective Amendments and in accordance with Articles of Incorporation and Bylaws, (ii) all consideration will actually be received by the Company, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Company, the Shares will be legally issued, fully paid, and nonassessable.

     This opinion is rendered to you in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation, or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the applicable Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendments.

Sincerely,

/S/ Charles Hall
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Charles E. Hall Jr., Esq.